Exhibit 10.1
Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
EXCLUSIVE LICENSE AGREEMENT
     This Exclusive License Agreement (the “Agreement”) is made and entered into as of December 1, 2006 (the “Effective Date”) by and between Electro-Optical Sciences, Inc., a Delaware corporation, having its principal place of business at 3 West Main Street, Suite 201, Irvington, New York (“EOS”), and KaVo Dental GmbH, a corporation incorporated under the laws of the Federal Republic of Germany with its principal place of business at Bismarckring 39, 88400 Biberach an der Riss (“Licensee”). EOS and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, EOS owns or controls certain intellectual property relating to the EOS Technology (as defined below) and has obtained 510(k) approval from the FDA for use of the EOS Technology for the early detection of coronal tooth decay and fractures, using light rather than X-ray; and
     WHEREAS, Licensee has considerable expertise in the development, marketing and sale of dental diagnostic products, and has in place the large and experienced development and marketing staff needed to develop and distribute such products effectively and expeditiously; and
     WHEREAS, EOS desires to grant a license to Licensee, and Licensee desires to obtain a license, to develop and commercialize the EOS Technology in accordance with the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
          1.1 “510(k) Notification” shall mean a 510(k) Notification within the meaning of FFDCA and the regulations promulgated thereunder.
          1.2 “Additional Patents” shall mean any Patents, other than the Core Patents, that are Controlled by EOS as of the Effective Date or at any time during the term of this Agreement and, in the absence of a license from EOS, would necessarily be infringed by the practice in the Field of the technology claimed by the Core Patents.

          1.3 “Affiliate” shall mean, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
          1.4 “Agreement” shall have the meaning set forth in the preamble to this Agreement.
          1.5 “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.
          1.6 “Arbitration Rules” shall have the meaning set forth in Section 14.6.3.
          1.7 “Audit Referee” shall have the meaning set forth in Section 6.11.
          1.8 “Breaching Party” shall have the meaning set forth in Section 13.2.
          1.9 “Business Day” shall mean a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.
          1.10 “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.
          1.11 “Calendar Year” shall mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.
          1.12 “Change of Control” shall mean, with respect to a Person, any of the following transactions with a Third Party (a “Third Party Acquirer”), whether accomplished in one or a series of related transactions: (a) a merger or consolidation of such Person with the Third Party Acquirer which results in the holders of the voting securities of such Person outstanding immediately prior thereto (other than the Third Party Acquirer, its “affiliates” and “associates” (as such terms are used in the Exchange Act)) ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity (or, if applicable, its parent company) immediately after such merger or consolidation; (b) the sale to the Third Party Acquirer of all or substantially all of the business of such Person to which this Agreement relates (whether by merger, consolidation, sale of stock, sale of assets or other similar transaction); or (c) the Third Party Acquirer (which shall not be any trustee or other fiduciary holding securities under an employee benefit plan of such Person, or any corporation owned directly or indirectly by the stockholders of such Person, in substantially the same proportion as their ownership of stock of such Person), together with any of the Third Party Acquirer’s “affiliates” or “associates”, as such terms are used in the Exchange Act, becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person or by contract or otherwise having the right to control the Board of Directors or equivalent governing body of such Person or the ability to cause the direction of management of such Person. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur on account of the acquisition of securities of a Party by any institutional investor, or affiliate thereof, that acquires the Party’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Party.
          1.13 “Clinical Data” shall mean all information with respect to the Licensed Product made, collected or otherwise generated under or in connection with any Clinical Studies of the Licensed Product, including any data, reports and results with respect thereto.
          1.14 “Clinical Studies” shall mean, with respect to a Licensed Product, any clinical trials required by the FDA for Regulatory Approval of such product in the United States, or equivalent trials required by Regulatory Authorities for Regulatory Approval of such product outside the United States.
          1.15 “Combination Product” shall mean a product that contains (a) one or more components that constitute a Licensed Product and (b) one or more other proprietary components, whether sold as a single device or as separate devices in a single package.
          1.16 “Commercialization” shall mean any and all activities (whether conducted before or after Regulatory Approval) directed to the marketing, detailing and promotion of the Licensed Product after Regulatory Approval has been obtained, and shall include post-launch marketing, promoting, detailing, marketing research, distributing, and commercially selling the Licensed Product, importing, exporting or transporting the Licensed Product for commercial sale and regulatory affairs with respect to the foregoing, but shall not include Manufacturing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meanings.
          1.17 “Commercially Reasonable Efforts” shall mean, with respect to the Development or Commercialization of the Licensed Product, that level of efforts and resources commonly dedicated in the medical device industry to the development or commercialization, as the case may be, of an internally-developed device of similar commercial potential at a similar stage in its lifecycle. Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Licensed Product without regard to the particular circumstances of a Party, including any other product opportunities of such Party and, with respect to Licensee, without regard to any payments owed to EOS hereunder.
          1.18 “Complaining Party” shall have the meaning set forth in Section 13.2.
          1.19 “Confidential Information” shall have the meaning set forth in Section 10.1.
          1.20 “Consumable” shall mean a product, or a part or component of a product, which product, part or component thereof (a) is intended to be depleted by consumer use (e.g., mouth pieces), (b) requires periodic replacement, or (c) is a replacement part for any Licensed Product.

          1.21 “Control” shall mean, with respect to any item of Information, Regulatory Documentation, Patent or Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the licenses and other grants in Article V and Article XIII of this Agreement), to assign or grant a license, sublicense or other right to or under, such Information, Regulatory Documentation, Patent or Intellectual Property Right as provided for herein without violating the terms of any written agreement or other formal arrangement with any Third Party.
          1.22 “Core Patents” shall mean (a) the Patents set forth on Exhibit A, (b) any Patents issuing from any Patent application claiming priority from any Patent described in the foregoing clause (a), (c) any foreign equivalents of any Patents described in the foregoing clauses (a) and (b), and (d) any Patents Controlled by EOS as of the Effective Date or at any time during the term of this Agreement that relate solely to the Existing Products or any Improvements thereto.
          1.23 “Corporate Names” shall mean (a) in the case of EOS, the EOS corporate logo or such other names and logos as EOS may designate in writing from time to time and (b) in the case of Licensee, Licensee’s corporate logo or such other names and logos of Licensee, in each case ((a) and (b)) together with any variations and derivatives thereof.
          1.24 “Development” shall mean all activities related to research, preclinical and other non-clinical testing, test method development, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control and Clinical Studies, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of any application for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” shall mean to engage in Development.
          1.25 “Development Agreement” shall have the meaning set forth in Section 2.1.3.
          1.26 “Dispute” shall have the meaning set forth in Section 14.6.1.
          1.27 “Distributor” shall mean a Person, other than a Sublicensee or an Affiliate of Licensee, in one or more countries in the Territory that (a) purchases the Licensed Product from the Licensee, its Affiliate or Sublicensee for such country(ies), (b) assumes responsibility from the Licensee for all or a portion of the Commercialization of the Licensed Product in such country(ies) and (c) sells the Licensed Product in such country(ies).
          1.28 “Effective Date” shall have the meaning set forth in the preamble to this Agreement.
          1.29 “EOS” shall have the meaning set forth in the preamble to this Agreement.
          1.30 “EOS Know-How” shall mean all Information that is Controlled by EOS as of the Effective Date or during the term of this Agreement that (a) is not generally known and (b) is reasonably necessary or useful for the Exploitation of the Licensed Product in the Field in the Territory, but excluding any Information to the extent covered or claimed by EOS Patents.
          1.31 “EOS Patents” shall mean the Core Patents and the Additional Patents, collectively.
          1.32 “EOS Technology” shall mean the EOS Patents and the EOS Know-How, collectively.
          1.33 “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
          1.34 “Existing Products” shall mean the products listed in Exhibit B.
          1.35 “Exploit” shall mean to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.
          1.36 “Exploitation” shall mean the act of Exploiting a product or process.
          1.37 “Field” shall mean all dental applications.
          1.38 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
          1.39 “FFDCA” shall mean the United States Food, Drug, and Cosmetic Act, as amended from time to time.
          1.40 “First Commercial Sale” shall mean the first bona fide sale of any Licensed Product by Licensee, its Affiliates, Sublicensees or Distributors (other than a sale or other distribution without consideration and, solely for the purpose of marketing, alpha or beta testing, or product demonstration) occurring after the grant of the first Regulatory Approval for such Licensed Product.
          1.41 “IDE” shall mean an investigational device exemption as defined in the regulations promulgated by the FDA for the authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.
          1.42 “Improvement” shall mean any modification, variation, enhancement or revision to the design, operation or method of any EOS Technology, the result of which would remain covered by one or more Valid Claims of any EOS Patent.
          1.43 “Incorporating Patents” shall mean any Patent the Valid Claims of which are primarily related to the incorporation of the EOS Technology into an Incorporating Product.
          1.44 “Incorporating Product” shall mean any Combination Product developed by Licensee wherein the EOS Technology is incorporated into a product (unrelated to the EOS Technology) currently existing or separately developed by Licensee, and in which Licensee has in the past or may in the future Manufacture, Develop or Exploit alternate versions of such product which do not incorporate the EOS Technology (e.g. Licensee manufactures a camera, the general design of which is Controlled by Licensee, and as a feature of the camera offers a version which incorporates the EOS Technology).
          1.45 “Indemnification Claim Notice” shall have the meaning set forth in Section 12.3.
          1.46 “Indemnified Party” shall have the meaning set forth in Section 12.3.
          1.47 “Information” shall mean all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, but excluding the Regulatory Documentation.
          1.48 “Intellectual Property Rights” shall mean Trademarks, service marks, trade names, Internet domain names, registered designs, design rights, copyrights (including rights in computer software), database rights, trade secrets and any rights or property similar to any of the foregoing (other than Patents) in any part of the Territory whether registered or not registered, together with the right to apply for the registration of any such rights.
          1.49 “Invoiced Sales” shall have the meaning set forth in Section 1.62.
          1.50 “Knowledge” shall mean the collective good faith understanding of each of the vice presidents, senior vice presidents, president and chief executive officer of a Party of the facts and information then in their possession without any duty to conduct any specific investigation with respect to such facts and information.
          1.51 “Licensed Product” shall mean any product (a) the Exploitation of which infringes any EOS Patent, or (b) that incorporates, embodies, comprises, is comprised of, in whole or in part, or is manufactured using, any EOS Know-How, including the Existing Products and any Improvements thereto, including any Incorporating Product, but expressly excluding any Next Generation Products.
          1.52 “Licensed Product System” shall mean any Licensed Product that is not a Consumable.
          1.53 “Licensed Trademarks” shall mean (a) the Trademarks set forth on Exhibit C, and (b) any Corporate Name of EOS that Licensee is required to use hereunder.
          1.54 “Licensee” shall have the meaning set forth in the preamble to this Agreement.
          1.55 “Licensee Know-How” shall mean all Information Controlled (other than pursuant to this Agreement) or developed by Licensee or any of its Affiliates during the term of this Agreement that is not generally known and is reasonably necessary or useful for the Exploitation of the Licensed Product, but excluding any Information to the extent claimed by Licensee Patents.

          1.56 “Licensee Patents” shall mean all Patents Controlled (other than pursuant to this Agreement) by Licensee and any of its Affiliates developed during the term of this Agreement that claim any technology that is reasonably necessary or useful for the Exploitation of the Licensed Product, including any Patents that claim any Licensed Product or its Exploitation.
          1.57 “Licensee Technology” shall mean the Licensee Patents and the Licensee Know-How, collectively.
          1.58 “Losses” shall have the meaning set forth in Section 12.1.
          1.59 “Manufacture” and “Manufacturing” shall mean all activities related to the production, manufacture, packaging, labeling, shipping and holding of the Licensed Product or any component thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture, quality assurance and quality control.
          1.60 “Manufacturing Process” shall mean any process or step thereof that is necessary or useful for Manufacturing any Licensed Product or any Improvement thereto.
          1.61 “Minimum Royalty Payment” shall mean the amount set forth in Section 6.2.2.
          1.62 “Net Sales” shall mean, for any period, the gross amount invoiced by Licensee and its Affiliates, or Sublicensees for the sale, rental, lease, use on a fee-per-patient basis or other disposal of the Licensed Product (the “Invoiced Sales”), less the following, with respect thereto: (a) sales and use taxes, and tariff duties, invoiced and actually paid to the applicable governmental entity, (b) transportation costs, including insurance and shipping, freight and handling charges, to the extent billed separately to customers; (c) any trade discounts and allowances actually granted, including, but not limited to, discounts pursuant to patient discount programs, rebates and administrative fees paid to medical health care organizations in line with approved contract terms, rebates resulting from government-mandated rebate programs or chargeback programs, and rebates paid to wholesalers for inventory management programs or distribution management agreements; (d) sales commissions paid to Distributors or selling agents (excluding any commissions paid to inside sales representatives); (e) any credits actually given for returned or defective Licensed Products, (f) any Third Party Royalty Payments; and (g) any Recall Expenses incurred by Licensee in the Calendar Quarter for which the royalties payable are calculated. Notwithstanding the foregoing, in the case of any sale, rental, lease, use on a fee-per-patient basis or other disposal of Licensed Product that occurs other than in an arm’s length transaction exclusively for money, Net Sales shall mean the fair market value of such Licensed Product in the relevant country of disposal. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when invoiced.
Notwithstanding the foregoing, in the event that the Licensed Product is sold in conjunction with another proprietary component so as to be a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of such Combination Product by a fraction, the numerator of which shall be the fair market value of the Licensed Product if sold separately (determined in accordance with the local generally accepted accounting principles) and the denominator of which shall be the aggregate fair market value of all the proprietary components of such Combination Product, including the Licensed Product, if sold separately.

In the event that no such separate sales are made by Licensee or its Affiliates, Sublicensees or Distributors, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the relative estimated commercial values of the proprietary components of such Combination Product.
Licensee’s or any of its Affiliates’ or Sublicensees’ transfer of Licensed Product to an Affiliate of Licensee or a Sublicensee shall not result in any Net Sales, unless such Affiliate or Sublicensee is the end user of such Licensed Product.
          1.63 “Next Generation Patents” shall mean any Patents Controlled by Licensee which may, directly or indirectly, relate to the design, operation or method of the EOS Technology, but are not covered by one or more Valid Claims of the EOS Patents.
          1.64 “Next Generation Products” shall mean any products the Manufacture, Commercialization or Exploitation of which infringes any Next Generation Patent, but expressly excluding any Incorporating Product.
          1.65 “Notice Date” shall have the meaning set forth in Section 13.9.
          1.66 “Notice Period” shall have the meaning set forth in Section 13.2.
          1.67 “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.
          1.68 “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
          1.69 “Payments” shall have the meaning set forth in Section 6.7.
          1.70 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
          1.71 “PMA Product” shall mean a product, the sale of which requires the filing with and approval by the FDA of a PMA.

          1.72 “Premarket Approval” or “PMA” shall mean a premarket approval as defined in the FFDCA and the regulations promulgated thereunder.
          1.73 “Product Labeling” shall mean, with respect to a country, (a) the full information relating to use of the Licensed Product approved by the relevant Regulatory Authority for such country, including any required patient information, and (b) all labels and other written, printed or graphic matter utilized with the Licensed Product, including the instructions for use.
          1.74 “Promotional Materials” shall mean all sales representative training materials with respect to the Licensed Product and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by Licensee, or its Affiliates, Sublicensees or Distributors, in connection with any promotion of the Licensed Product (but excluding Product Labeling).
          1.75 “Recall Expenses” shall have the meaning set forth in Section 9.2.
          1.76 “Regulatory Approval” shall mean, on a country-by-country basis, the right to commercially distribute, sell or market the Licensed Product in such country, including in the case of the United States, a determination by the FDA of substantial equivalence (within the meaning of 21 C.F.R. § 807.100) following the filing with the FDA of a 510(k) Notification, or in the event that a PMA is required, the approval by the FDA of such PMA, and in the case of any other country or territory, any necessary approvals in such country or territory.
          1.77 “Regulatory Authority” shall mean any supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Product.
          1.78 “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all results of clinical studies and tests, in each case relating to any Licensed Product, and all data contained in any of the foregoing, including all IDEs, 510K Notifications, PMA Notifications, Regulatory Approvals, advertising and promotion documents, adverse event files, complaint files and Manufacturing records.
          1.79 “Sublicensee” shall mean any Person, other than an Affiliate of Licensee, that is granted a sublicense by Licensee as provided in Section 5.2.
          1.80 “Territory” shall mean all countries in the world.
          1.81 “Third Party” shall mean any Person other than EOS, Licensee and their respective Affiliates.
          1.82 “Third Party Acquirer” shall have the meaning set forth in Section 1.12.

          Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
          1.83 “Third Party Claims” shall have the meaning set forth in Section 12.1.
          1.84 “Third Party Royalty Payments” shall have the meaning set forth in Section 7.4.1.
          1.85 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
          1.86 “Valid Claim” shall mean, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or (b) a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
ARTICLE II
DEVELOPMENT AND REGULATORY MATTERS
          2.1 Development of the Licensed Product.
               2.1.1 In General. Subject to the terms and conditions of this Agreement, Licensee shall have the sole right to Develop the Licensed Product in the Field in the Territory. Any such Development shall be conducted in good scientific manner and in compliance with this Agreement and Applicable Law. Except as otherwise expressly provided herein, Licensee shall be solely responsible for all costs and expenses in connection with such Development activities.
               2.1.2 Diligence. Licensee agrees to (a) use Commercially Reasonable Efforts achieve the First Commercial Sale of the Licensed Product in the Field in the Territory by July 1, 2008 (provided that failure to meet such deadline shall not be considered a material breach entitling EOS to terminate this Agreement under Section 13.2) and (b) except as expressly limited by Section 13.8.9 shall incur costs and expenses (including internal costs reasonably allocable to the Licensed Product program under GAAP) of at least [*] by July 1, 2009 in support of the Development of, and market preparation for, the Licensed Product.
               2.1.3 EOS Development Activities. The Parties acknowledge that they may enter into one or more separate agreements (each, a “Development Agreement”) pursuant to which Licensee would engage EOS to perform certain Development activities relating to the Licensed Product, at Licensee’s sole cost and expense, on terms and conditions to be mutually agreed by the Parties in writing. Except as expressly provided herein or in any Development Agreement, EOS shall have no obligation to perform any Development activities with respect to the Licensed Product. Except to the extent expressly provided otherwise in a Development Agreement, the respective rights of the Parties with respect to any intellectual property developed thereunder shall be as set forth in Section 7.1.2 of this Agreement.

               2.1.4 Know-How Disclosure. EOS shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to Licensee all EOS Know-How and any Information claimed by any unpublished EOS Patent within ten (10) Business Days after the Effective Date, including, but not limited to, lab work papers and other research documentation relating to the Existing Products or any Improvements thereto; any testing and test protocol documentation relating to the efficacy, validation, or manufacturing thereof; and research study documentation, incidence reports and other manufacturing history documentation, parts lists and supplier information (including any pricing information and contracts) relating thereto.
               2.1.5 Audit. Licensee shall keep complete and accurate books and financial records (in accordance with generally accepted accounting principles) pertaining to the costs and expenses it incurs in connection with the Development of the Licensed Product in connection with its obligations under Section 2.1.2, which books and financial records shall be retained by Licensee until three (3) years after the end of the period to which such books and records pertain, or such longer period as Applicable Law may require. EOS shall have the right, at its expense, to have certified public accountants, who shall be reasonably acceptable to Licensee, audit the books and financial records of Licensee relating to such expenses incurred in connection with the Development of the Licensed Product for the sole purpose of assessing compliance with Section 2.1.2; provided, however, that EOS shall not have the right to audit a Calendar Quarter more than three (3) years after the end of such Calendar Quarter, to conduct more than one such audit in any twelve (12) month period, or to audit any Calendar Quarter more than once. Any Information obtained by the certified public accountant from Licensee, other than the aggregate amount of costs and expenses incurred by Licensee, shall be maintained in strict confidence by the certified public accountant. The certified public accountant shall be obligated to execute a written undertaking with respect to such confidentiality prior to the commencement of the audit.
          2.2 Regulatory Matters.
               2.2.1 Assignment and Transfer of Regulatory Documentation and Approvals. EOS shall transfer to Licensee all of EOS’ and its Affiliates’ right, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Applicable Law, all IDEs and Regulatory Approvals, Controlled by EOS or its Affiliates, as of a date to be mutually agreed by the Parties, which date shall not be later than thirty (30) days after the Effective Date. In connection with the foregoing, EOS shall execute and deliver to the FDA (and any other Regulatory Authority as reasonably requested by Licensee in writing) a letter in a form approved by Licensee transferring ownership to Licensee of any and all such Regulatory Approvals filed with the FDA or such other Regulatory Authority in the Territory by or on behalf of EOS. The costs and expenses associated with the performance of EOS’s obligations under this Section 2.2.1 shall be borne by EOS.
               2.2.2 Regulatory Responsibilities. Licensee shall have sole responsibility for preparing and maintaining all regulatory submissions and responding to all inquiries from Regulatory Authorities with respect to (a) Regulatory Approvals for the Licensed Product in the Field in the Territory and (b) Development activities for the Licensed Product that are conducted in support of Regulatory Approvals for the Licensed Product or Commercialization of the Licensed Product in the Field in the Territory, and for complying with all requirements of Applicable Law with respect thereto. Subject to Article XIII, all Regulatory Approvals with respect to the Licensed Product, and related submissions by or on behalf of License, in the Field in the Territory shall be the property of Licensee and held in the name of Licensee.
               2.2.3 Communications with Regulatory Authorities. Licensee shall be responsible for all communications with the Regulatory Authorities relating to the Licensed Product in the Field in the Territory.
               2.2.4 Regulatory Records. Licensee shall maintain, or cause to be maintained, records of Development activities conducted by or on behalf of Licensee with respect to the Licensed Product in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of such Development activities, and which shall be retained for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law.
          2.3 Reports. Upon the request of EOS, which request may not be made more than once every calendar quarter, Licensee shall provide to EOS a brief summary of any material Development activities with respect to Licensed Products that Licensee has performed, or has caused to be performed, to date.
ARTICLE III
MANUFACTURING AND SUPPLY
          3.1 Manufacturing. Subject to the terms and conditions of this Agreement, Licensee shall have the sole right, at its expense, to Manufacture the Licensed Product, including performing manufacturing process development and scale-up with respect thereto, for clinical and commercial use in the Field in the Territory. Licensee may elect to Manufacture supplies of the Licensed Product itself or through Third Party suppliers. In the event that Licensee elects to use Third Party suppliers, (a) all payment obligations to such Third Party suppliers shall be the sole responsibility of Licensee, and (b) Licensee shall have sole responsibility for supervising any Manufacturing activities conducted by such Third Party suppliers.
          3.2 Transfer of Manufacturing-Related Materials and Documentation. Without limitation of Section 2.1.4 or Section 2.2.1, EOS hereby assigns and transfers to Licensee all of EOS’s right, title and interest in and to the tooling, manufacturing drawings and other materials and documentation with respect to the Licensed Product described in Exhibit D. Promptly following Licensee’s request, and in no event later than two (2) weeks thereafter, EOS shall cause such materials and documentation to be delivered to Licensee at such location designated by Licensee, at Licensee’s expense. For the avoidance of doubt, subject to Section 13.6.l and the other terms of this Agreement, any tooling and manufacturing drawings developed by or on behalf of Licensee shall be owned by Licensee.
ARTICLE IV
COMMERCIALIZATION
          4.1 Generally; Diligence. Subject to the terms and conditions of this Agreement, Licensee shall have the sole right, at its expense, to Commercialize the Licensed Product in the Field in the Territory. Any such Commercialization shall be in compliance with this Agreement and Applicable Law.

          4.2 Promotional Materials and Activities. Licensee shall be responsible, at its sole expense, for preparing all Promotional Materials used to support the Commercialization of the Licensed Product in the Field in the Territory. All Promotional Materials shall be consistent with Applicable Law and with the Product Labeling approved by Licensee for the Licensed Product. Licensee shall be responsible for obtaining any approvals from the Regulatory Authorities required for the use of any Promotional Materials in the Field in the Territory and shall submit all applicable Promotional Materials to such Regulatory Authorities as required by Applicable Law.
          4.3 Statements and Compliance with Applicable Law.
               4.3.1 Sales Force Compliance. Licensee shall use Commercially Reasonable Efforts to train and monitor its sales representatives to (a) use only Promotional Materials (without any addition, deletion or other modification) approved for use by Licensee for the promotion of the Licensed Product in the Field in the Territory, (b) limit claims of efficacy and safety for the Licensed Product to those that are consistent with Applicable Law and with approved (by the appropriate Regulatory Authority) promotional claims in Product Labeling and Promotional Materials for the Licensed Product, and not add, delete or otherwise modify claims of efficacy and safety in the promotion of the Licensed Product in any respect from those claims of efficacy and safety that are contained in such approved Product Labeling and Promotional Materials and (c) Commercialize the Licensed Product in adherence in all material respects with Applicable Law.
               4.3.2 Medical and Other Inquiries. Licensee shall be responsible for responding to all medical questions or inquiries relating to the Licensed Product sold in the Field in the Territory. Licensee shall keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law.
               4.3.3 Compliance with Laws. Licensee shall use Commercially Reasonable Efforts to, and shall use Commercially Reasonable Efforts to cause its Affiliates, employees, representatives, agents, Sublicensees and Distributors to, avoid taking, or failing to take, any actions that Licensee knows or reasonably should know would jeopardize the goodwill or reputation of the Licensed Product or any Trademark associated therewith. Licensee shall in all material respects conform its practices and procedures relating to educating the dental community in the Territory with respect to the Licensed Product to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and shall comply with Applicable Law with respect thereto.
          4.4 Sales and Distribution in the Territory. Licensee shall be solely responsible for invoicing and booking sales of the Licensed Product in the Territory, establishing all terms of such sales (including pricing and discounts), and warehousing and distributing the Licensed Product in the Territory and shall perform all related activities, in each case in a manner consistent with the terms and conditions of this Agreement. Licensee shall also be solely responsible for handling all returns, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Field in the Territory. If EOS receives any orders for the Licensed Product in the Field in the Territory, it shall refer such orders to Licensee.
          4.5 Customer Notification. Promptly after the Effective Date, the Parties shall mutually agree on the manner, timing and form of notification to be sent to existing customers of the Licensed Product concerning this Agreement and the related transfer of customer support functions and regulatory compliance responsibilities from EOS to Licensee.
ARTICLE V
GRANT OF RIGHTS
          5.1 License Grant. Subject to the terms and conditions of this Agreement, EOS hereby grants to Licensee an exclusive (including with respect to EOS and its Affiliates), royalty-bearing license, with the right to grant sublicenses in accordance with Section 5.2, under the EOS Technology and the Licensed Trademarks to Exploit the Licensed Product in the Field in the Territory; provided, however, that such license shall be non-exclusive with respect to the Additional Patents.
          5.2 Sublicenses. The rights and licenses granted to Licensee under Section 5.1 shall include the right to grant sublicenses to any Person, subject to the consent of EOS, such consent not to be unreasonably withheld or delayed. Any such permitted sublicenses shall be the subject of a written agreement between Licensee and such Person, which agreement shall be consistent with and subject to the terms and conditions of this Agreement. Licensee agrees (a) to use all commercially reasonable efforts to procure the performance by each Sublicensee, if any, of the terms of each such sublicense agreement and (b) to cause each Sublicensee, if any, to comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense shall not relieve the Licensee of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. A copy of any sublicense agreement executed by Licensee and a Sublicensee shall be provided to EOS within fourteen (14) days of its execution.
          5.3 Use of Trademarks and Corporate Names.
               5.3.1 Subject to this Section 5.3, Licensee shall have the sole right to determine the Trademarks to be used with respect to the Commercialization of the Licensed Product in the Field in the Territory. Licensee shall not, and shall not permit its Sublicensees, Distributors or Affiliates to use in connection with the Exploitation of the Licensed Product, any Trademark (other than the Licensed Trademarks to the extent licensed hereunder) that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Trademarks owned or Controlled by EOS. Licensee shall execute any documents required, in the reasonable opinion of EOS, for Licensee to be entered as a “registered user” or recorded licensee of the Licensed Trademarks or (in the case of termination of this Agreement) to be removed as a registered user or licensee thereof.
               5.3.2 With respect to any Licensed Trademarks, Licensee agrees to comply with the customary guidelines of EOS with respect to manner of use (as provided in writing by EOS from time to time), and to maintain the quality standards of EOS with respect to the goods sold and services provided in connection with such Trademarks.
               5.3.3 EOS agrees to transfer to Licensee, promptly after the Effective Date, all right, title and interest of EOS in and to the domain name www.difoti.com; provided, however, that Licensee shall transfer to EOS all right, title and interest of Licensee in and to such domain name promptly after the effective date of any termination of this Agreement pursuant to Article XIII.

          Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
          5.4 EOS Covenant Not to Compete. From the Effective Date of this Agreement until the earlier of (a) termination of this Agreement, or (b) the last to expire of the Core Patents (whichever occurs first), EOS shall not Develop, Manufacture or Commercialize, directly or indirectly, in the Field any technology or product that competes with any Licensed Product or Combination Product in the Field.
          5.5 Retention of Rights; No Implied Rights. Notwithstanding anything to the contrary in this Agreement and subject to the limitations in Section 5.4, EOS retains all right, title and interest in and to the EOS Technology, EOS’s Corporate Name and any Regulatory Documentation Controlled by EOS to Exploit any product outside the Field. For the avoidance of doubt, Licensee and its Affiliates, Sublicensees and Distributors shall have no right, express or implied, with respect to any EOS Technology, any Regulatory Documentation Controlled by EOS, or any of EOS’s Corporate Names or Trademarks, except as expressly provided herein, and EOS and its Affiliates and sublicensees shall have no right, express or implied, with respect to any Licensee Patents, Licensee Know-How, Incorporating Patents, or Next Generation Patents, except as expressly provided herein.
ARTICLE VI
PAYMENTS AND RELATED MATTERS
          6.1 Payments to EOS. In partial consideration of the licenses and other rights granted herein and subject to the terms and conditions set forth in this Agreement, Licensee shall make the following payments to EOS:
               6.1.1 Initial Payment. Licensee shall pay to EOS a non-refundable, non-creditable payment of [*] upon execution of this Agreement.
               6.1.2 Second Payment. Licensee shall pay to EOS a non-refundable, non-creditable payment of [*] within ten (10) Business Days following the earlier of (a) the First Commercial Sale of the Licensed Product, or (b) July 1, 2008. Licensee shall notify EOS promptly of the occurrence of such First Commercial Sale.
          6.2 Royalties. In partial consideration of the licenses and other rights granted herein, Licensee shall pay to EOS royalties based on worldwide aggregate Net Sales of Licensed Products at the rates set forth in Section 6.2.1.
               6.2.1 Rate. The royalty rate applicable to Net Sales of any Licensed Product, whether or not such Licensed Product is a Licensed Product System, shall be determined based on the aggregate number of Licensed Product Systems that have been sold throughout the Territory during such Calendar Year, by or on behalf of Licensee, and its Affiliates and Sublicensees, on or before the date on which such Licensed Product is sold, as set forth in the chart below:

Royalty	Aggregate Units of Licensed Product Systems
Rate	Previously Sold in the Calendar Year
[*]	Between 0 and 2,500 units
[*]	Between 2,501 and 3,500 units
[*]	Between 3,501 and 4,500 units
[*]	Between 4,501 - 5,500 units
[*]	Between 5,501 - 6,500 units
[*]	6,501 units or greater

          Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
               6.2.2 Minimum Royalty Payments. Commencing with the Calendar Year 2008 or, in the event the First Commercial Sale of the Licensed Product in the Territory occurs prior to July 1, 2008, the Calendar Year in which such First Commercial Sale occurs, Licensee shall pay to EOS an amount equal to the positive difference, if any, between the Minimum Royalty Payment for such Calendar Year and the amounts paid by Licensee pursuant to Section 6.2.1 for such Calendar Year. Such payment shall be due as of the date on which the royalty payment for the last Calendar Quarter of such Calendar Year is due pursuant to Section 6.5. The Minimum Royalty Payment shall be equal to [*] per Calendar Year; provided, however, that the Minimum Royalty Payment shall be pro-rated with respect to the Calendar Year in which the First Commercial Sale occurs. In the event that Licensee pays any amount pursuant to this Section 6.2.2 with respect to a Calendar Year, such amount paid shall be creditable against royalties due pursuant to Section 6.2.1 with respect to any of the three (3) Calendar Years immediately following such Calendar Year.
          6.3 Royalty Term; Royalty Reduction. Licensee’s obligations to pay royalties under this Article VI shall terminate, on a country-by-country basis, with respect to each Licensed Product, on the later to occur of (a) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country, and (b) the expiration date in such country of the last to expire of the EOS Patent(s), if any, that includes at least one Valid Claim covering the Manufacture, use or sale of such Licensed Product in such country, whereupon Licensee shall own a fully paid-up exclusive license to the Licensed Product in the Field in such country; provided, however, that the applicable royalty rate shall be reduced to one-third of the rate set forth in Section 6.2.1, on a country-by-country basis, upon the expiration in such country of the last to expire of any EOS Patent that includes at least one Valid Claim covering the Manufacture, use or sale of the Licensed Product in such country, which reduced royalty shall be payable through the tenth anniversary of the First Commercial Sale of such Licensed Product in such country. For clarity, in the event that there is no such EOS Patent in a country, then such reduced royalty rate shall apply in such country from the First Commercial Sale of each Licensed Product in such country through the tenth anniversary thereof.
          6.4 Royalty Payments. Running royalties based upon the Net Sales during a Calendar Quarter due pursuant to Section 6.2 or 6.4 shall be payable by Licensee on a Calendar-Quarter basis, within thirty (30) days after the end of such Calendar Quarter. Royalties shall be calculated in accordance with United States generally accepted accounting principles and the terms of this Article VI. Only one royalty payment shall be due hereunder on Net Sales, even though the Manufacture, sale or use of the Licensed Product may be covered by more than one Patent in a country.
          6.5 Royalty Statements. Licensee shall provide to EOS within fifteen (15) days after the end of each Calendar Quarter, a statement showing, at a minimum (a) Net Sales during the relevant Calendar Quarter by country, (b) the currency exchange rates, if any, used in the calculation of such royalty payment, (c) the number of units of Licensed Product Systems sold, and (d) the amount of royalties due on such Net Sales.
          6.6 Mode of Payment. All payments to EOS under this Agreement shall be made by wire transfer of United States Dollars to such bank account as EOS may from time to time designate by notice to Licensee. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the relevant Calendar

Quarter, as follows. For each Calendar Quarter and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates for each Business Day in such Calendar Quarter as set forth in The Wall Street Journal, Eastern Edition or, if not available, as otherwise agreed by the Parties.
          6.7 Taxes. The royalties and other amounts payable by Licensee to EOS pursuant to this Article VI (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if EOS is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably necessary) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Licensee has received evidence, in a form reasonably satisfactory to Licensee, of EOS’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to EOS the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to EOS proof of such payment within sixty (60) days following that payment.
          6.8 Interest on Late Payment. If any payment due to either Party under this Agreement is overdue then the delinquent Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of three hundred basis points above the prime rate as reported in The Wall Street Journal, Eastern Edition, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.
          6.9 Financial Records. Licensee shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to the Commercialization the Licensed Product, including books and records of the Invoiced Sales (including any deductions therefrom) and Net Sales, in sufficient detail to calculate the royalties payable under this Agreement. Such books and records shall be retained by Licensee, and its Affiliates and Sublicensees, until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.
          6.10 Audit. At the request of EOS, Licensee shall, and shall cause its Affiliates and Sublicensees, to permit EOS to have a certified public accountant, at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 6.9 . Such examinations may not (a) be conducted for any Calendar Quarter more than three (3) years after the end of such Calendar Quarter, (b) be conducted more than once in any twelve (12) month period or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of this examination shall be borne by EOS, unless the audit reveals a variance of more than ten percent (10%) from the reported amounts, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 6.11 below, if such audit concludes that additional amounts were owed by Licensee or that excess payments were made by Licensee during such period, Licensee shall pay the additional royalties or EOS shall reimburse such excess payments, with interest from the date originally due as provided in Section 6.8, within sixty (60) days after the date on which such auditor’s written report is delivered to the Parties, unless either Party disputes such report pursuant to Section 6.11.
          6.11 Audit Dispute. In the event of a dispute regarding the results of an audit conducted pursuant to Section 6.10, including the amount of royalties owed to EOS under this Article VI , EOS and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days after receipt of the auditor’s written report delivered pursuant to Section 6.10, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Referee”). The decision of the Audit Referee shall be final and the costs of such arbitration as well as the initial audit shall be allocated between the Parties in such manner as the Audit Referee shall determine. Not later than ten (10) days after such decision, Licensee shall pay to EOS any additional amounts owed to EOS or EOS shall reimburse excess payments, in each case in accordance with such decision.
          6.12 Confidentiality. Any Information obtained by the certified public accountant under Section 6.10 or the Audit Referee under Section 6.11 from Licensee, other than the aggregate amount of Net Sales and royalties due under Section 6.2, shall be maintained in strict confidence by the certified public accountant or the Audit Referee. The receiving Party shall treat all information subject to review under this Article VI in accordance with the confidentiality provisions of Article X and the Parties shall cause any certified public accountant, auditor or the Audit Referee to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such auditor or Audit Referee, as the case may be, to keep all such financial information confidential, subject to the reporting obligations of the auditor or Audit Referee under Section 6.10 or 6.11, respectively.
ARTICLE VII
INTELLECTUAL PROPERTY
          7.1 Ownership of Intellectual Property.
               7.1.1 Ownership of Existing Intellectual Property. Subject to the terms of this Agreement, including the licenses granted in Section 5.1, as between the Parties, each Party shall retain ownership of any Regulatory Documentation (other than, in the case of EOS, the Regulatory Documentation transferred and assigned to Licensee pursuant to Section 2.2.1), Information, Patents and Intellectual Property Rights owned or Controlled by such Party, its Affiliates, its licensees or its sublicensees prior to execution of this Agreement, including in the case of EOS as the retaining Party, all right, title and interest in and to all EOS Technology and the Licensed Trademarks, and in the case of Licensee, all right, title and interest in and to the Licensee Technology.
               7.1.2 Ownership of Developed Intellectual Property. Subject to the terms of this Agreement, including the licenses granted in Section 5.1, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Information that is conceived, discovered, developed or otherwise made, by or on behalf of such Party, its Affiliates, its licensees or its sublicensees under or in connection with this Agreement, whether or not patented or patentable, and any and all Patent and Intellectual

Property Rights with respect thereto, except that Licensee shall own all right title and interest in and to any Information (and any and all Patent and Intellectual Property Rights with respect thereto) conceived, reduced to practice, developed or otherwise made (i) by or on behalf of either Party in the course of performing activities under any Development Agreement, and (ii) in connection with any Next Generation Patents, Incorporating Patents, or Improvements to the Licensed Products (but only those portions of any Improvements not covered by any Valid Claims of the EOS Patents) which are conceived, reduced to practice, developed or otherwise made by Licensee, its Affiliates, employees or agents, or are funded by Licensee pursuant to its obligations under Section 2.1.2.
          7.2 Maintenance and Prosecution of Patents and Trademarks.
               7.2.1 EOS Patents. Subject to Section 7.2.4, EOS, through patent attorneys or agents of its choice and at EOS’s expense, shall have the sole right to obtain, prosecute and maintain the EOS Patents throughout the world. EOS shall not abandon any application for any such Patent or permit any Patent issuing therefrom to lapse in any such country without first notifying Licensee and permitting Licensee to continue the prosecution of such applications or pay any required fees in the name of EOS, at Licensee’s expense and through patent attorneys of its choice. In this case Licensee will become an assignee of any application for Patent or Patent as a result of its continuing the prosecution of an application for Patent or paying any fees according to this Section 7.2.1.
               7.2.2 Licensee Patents. Subject to Section 7.2.4, Licensee, through patent attorneys or agents of its choice and at its sole cost and expense, shall have the sole right to obtain, prosecute and maintain the Licensee Patents, Incorporating Patents, and Next Generation Patents throughout the world.
               7.2.3 Trademarks. EOS shall have the sole right to register and maintain the Licensed Trademarks, at its sole cost and expense. Licensee shall have the sole right to register and maintain any Trademarks, other than the Licensed Trademarks, used in Commercializing the Licensed Product in the Field in the Territory, at its sole cost and expense.
               7.2.4 Cooperation. EOS shall keep Licensee currently informed of all steps to be taken in the preparation and prosecution of all Patent applications filed by it according to this Section 7.2 and shall furnish Licensee with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices and, to the extent reasonably practicable, permit Licensee an opportunity to offer its comments thereon before making a submission to a patent office which could materially affect the scope or validity of the patent coverage that may result. The Parties shall cooperate with each other in obtaining any patent term restoration or supplemental protection certificates or their equivalent for the EOS Patents. In the event that elections with respect to patent term restoration are to be made for any EOS Patent, EOS shall have the right to make the election, and for any Licensee Patent, Licensee shall have the right to make the election.
          7.3 Enforcement of Patents and Trademarks.
               7.3.1 Notice. In the event that either Party reasonably believes that a Third Party may be infringing any EOS Patent, Licensee Patent, Next Generation Patent, Incorporating Patent or Licensed Trademark in the Field, such Party shall promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement complained of and furnishing the information upon which such determination is based.
               7.3.2 Patents. With respect to the EOS Patents, other than the Additional Patents, and the Licensee Patents, Next Generation Patents, and Incorporating Patents, Licensee shall have the first right, but not the obligation, through counsel of its choosing and at its sole cost and expense, to take any measures it deems appropriate to stop such infringing activities by such Third Party in any part of the Territory. In the event that Licensee fails within ninety (90) days following notice of such infringement, or earlier notifies EOS in writing of its intent not, to take commercially appropriate steps to remove any infringement of any such Patent, then EOS shall have the right, but not the obligation, to do so at EOS’s sole cost and expense; provided, however, that if the Licensee has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, then Licensee shall have an additional ninety (90) days to conclude its negotiations before EOS may bring suit for such infringement. During the period in which any Third Party is infringing the EOS Patents, so long as Licensee is pursuing action against such Third Party in connection with its infringing activities, Licensee may suspend the payment of royalties, with no loss of any rights by Licensee under this Agreement, during which time, however, Licensee shall still provide EOS with royalty statements under Section 6.5 and shall accrue the payment of such royalties which would otherwise be payable to EOS (in the absence of the application of this Section 7.3.2). If Licensee is successful in its action against such Third Party, after the conclusion of such action, Licensee shall make a payment to EOS of all royalty payments accrued in accordance with this Section 7.3.2 within thirty (30) days of the final adjudication of such action.
               7.3.3 Trademarks. EOS shall have the sole right to enforce the Licensed Trademarks, at its sole cost and expense. Licensee shall have the sole right to enforce any Trademarks, other than the Licensed Trademarks, used in Commercializing the Licensed Product in the Field in the Territory, at its sole cost and expense.
               7.3.4 Cooperation. Upon reasonable request by the enforcing Party, the other Party shall give the enforcing Party all reasonable information and assistance, including allowing the enforcing Party access to the other Party’s files and documents and to the other Party’s personnel who may have possession of relevant information and, if necessary for the enforcing Party to prosecute any legal action, joining in the legal action as a party.
               7.3.5 Costs and Expenses. Any damages or other amounts collected in an enforcement action pursuant to this Section 7.3 shall be used to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party that pursued such enforcement action; provided, however, with respect to any amount received by Licensee that is attributable to lost profits (or sales) of Licensed Products in the Territory, Licensee shall pay a royalty to EOS pursuant to Section 6.2 with respect to the imputed loss in Net Sales.
          7.4 Potential Third Party Rights.
               7.4.1 Third Party Licenses. Licensee shall be solely responsible for securing, and shall use reasonable efforts to secure, any Third Party licenses that it deems necessary or desirable in connection with the Exploitation of the Licensed Product in the

Territory, and for any associated license fees, milestones, royalties or other payments due to such Third Party (“Third Party Royalty Payments”).
               7.4.2 Third Party Litigation. In the event of any actual or threatened suit against Licensee or its Affiliates, Sublicensees, Distributors or customers alleging that the Development, Manufacture, marketing, sale, use or other Commercialization of the Licensed Product in the Territory infringes the Patent or Intellectual Property Rights of any Person, Licensee shall assume direction and control of the defense of claims arising therefrom (including the right to settle such claims); provided, however, that Licensee shall obtain the written consent of EOS prior to ceasing to defend, settling or otherwise compromising such claims as they relate to any EOS Patents or Intellectual Property Rights owned or Controlled by EOS (collectively, “EOS Technology Claims”), such consent not to be unreasonably withheld or delayed. EOS agrees that Licensee may set off any costs and expenses (including any damages, royalties or other payments resulting therefrom) incurred by Licensee in assuming such defense of EOS Technology Claims against any royalties payable to EOS by Licensee pursuant to Section 6.2; provided, however, that Licensee shall have no other recourse against EOS with respect to any such costs and expenses.
               7.4.3 Cooperation. In the event that a Third Party institutes a Patent, trade secret or other infringement suit against EOS, Licensee or their respective Affiliates or, in the case of Licensee, Sublicensees or Distributors, during the term of this Agreement, each Party shall, at its own cost and expense, use all reasonable efforts to assist and cooperate with the other Party in connection with the defense of such suit.
ARTICLE VIII
COMPLAINTS AND ADVERSE EVENT REPORTING
          8.1 Complaints. Each Party shall maintain a record of any and all complaints it receives with respect to the Licensed Product as required by Applicable Law. Each Party shall notify the other Party in reasonable detail of any complaint received by it relating to any Licensed Product within thirty (30) days after receiving the complaint, and in any event in sufficient time to allow such other Party to comply with any and all regulatory and other requirements imposed upon it in any jurisdiction in which the Licensed Product is being marketed.
          8.2 Adverse Event Reporting. Each Party shall provide the other Party with all information necessary or desirable for such other Party to comply with all Applicable Law with respect to the Licensed Product. In the event that the Licensed Product is a PMA Product, Licensee shall (a) develop appropriate adverse experience reporting procedures; (b) provide any material information on the Licensed Product from pre-clinical or clinical laboratory studies, as well as serious or unexpected adverse experience reports from clinical studies with respect to the Licensed Product; and (c) report and provide such information in such a manner and time so as to comply with all Applicable Law in countries for which Regulatory Approval is or will be sought.
ARTICLE IX
PRODUCT RECALLS
          9.1 Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with any Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile. Licensee shall have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of the Licensed Product in the Field in the Territory, and the manner in which any such recall shall be conducted.
          9.2 Recall Expenses. Licensee shall bear the expenses of any recall of the Licensed Product in the Field in the Territory (the “Recall Expenses”).
ARTICLE X
CONFIDENTIALITY AND NON-DISCLOSURE
          10.1 Confidentiality Obligations. At all times during the term of this Agreement and for a period of five (5) years following termination or expiration of this Agreement, each Party shall, and shall cause its officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, before or after the Effective Date, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any information provided by one Party to the other Party relating to the following: the terms of this Agreement; the Licensed Product (including the EOS Technology, the Licensee Technology, the Regulatory Documentation and Regulatory Approvals and any information or data contained therein); any Development or Commercialization of the Licensed Product; or the scientific, regulatory or business affairs or other activities of a Party. Notwithstanding the foregoing, Confidential Information shall not include any information that:
               10.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;
               10.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;
               10.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or
               10.1.4 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
          10.2 Permitted Disclosures. Each Party may disclose Confidential Information received from the other Party to the extent that such disclosure is:
               10.2.1 Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
               10.2.2 Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval permitted hereunder; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;
               10.2.3 Made by the receiving Party or its Affiliates or sublicensees to Third Parties as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, including any permitted subcontracting and sublicensing transactions in connection therewith; provided, however, that such disclosure may be made only to such Persons as are subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party set forth in this Article X; or
               10.2.4 Made by the receiving Party as otherwise required to comply with Applicable Law, including any disclosures required under securities laws, provided that the receiving Party provides written notice of such disclosure to the disclosing Party as soon as reasonably possible and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.
          10.3 Use of Name. Except as expressly permitted or required herein, neither Party shall mention or otherwise use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.
          10.4 Press Releases. The Parties agree to issue the joint press release attached as Exhibit E promptly following the Effective Date. Any other press releases or other similar public communications by either Party relating to this Agreement shall be subject to a right of reasonable prior review and approval by the other Party, which approval shall not be unreasonably withheld or delayed; provided, however, that such right shall not apply to communications required by Applicable Law, disclosures of information for which consent has previously been obtained, or information that has been previously disclosed publicly.
          10.5 Patient Information. The Parties agree to abide (and to cause their respective Affiliates and sublicensees) and to take (and to cause their respective Affiliates and sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and/or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Union Directive 95/46/EC on the protection of individuals with respect to the processing of personal data and on the free movement of such data of 24 October 1995 and any other Applicable Law, in the course of their performance under this Agreement.
          10.6 Publications. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, which pertains to results of any clinical studies or other studies with respect to the Licensed Product or includes other data generated under this Agreement or any Development Agreement or the Confidential Information of such first Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least thirty (30) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within fifteen (15) days of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than fifteen (15) days from the date of delivery to the other Party. Failure to respond within such fifteen (15) days shall be deemed approval to publish or present. The publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and will withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use commercially reasonable efforts to cause investigators and institutions participating in any clinical studies for the Licensed Product with which it contracts to agree to terms substantially similar to those set forth in this Section, which efforts shall satisfy such Party’s obligations under this Section with respect to such investigators and institutions.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES
          11.1 Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party as follows:
               11.1.1 Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
               11.1.2 Litigation. Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the Patent or Intellectual Property Rights of any other Person.
               11.1.3 Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection the performance of its obligations hereunder have been obtained or will be obtained prior to such performance.
               11.1.4 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws or any similar instrument of such Party, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
          11.2 Additional Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants to EOS that:
               11.2.1 Good Standing. Licensee (a) is a corporation duly organized and in good standing under the laws of the Federal Republic of Germany and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
               11.2.2 No Debarment. Neither Licensee nor any of its Affiliates has been debarred or is subject to debarment. Neither Licensee nor any of its Affiliates will use in any capacity, in connection with the performance of its obligations or the exercise of its rights under this Agreement or any Development Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee will inform EOS in writing immediately if it or any Person who is performing any such activities is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s Knowledge, is threatened, relating to the debarment or conviction of Licensee, any of its Affiliates or any other Person performing such activities.
          11.3 Additional Representations, Warranties and Covenants of EOS. EOS represents, warrants and covenants to Licensee that:
               11.3.1 Good Standing. EOS is a corporation duly organized and in good standing under the laws of the State of Delaware and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.
               11.3.2 No Debarment. Neither EOS nor any of its Affiliates has been debarred or is subject to debarment. Neither EOS nor any of its Affiliates will use in any capacity, in connection with the performance of its obligations or the exercise of its rights under this Agreement or any Development Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. EOS will inform Licensee in writing immediately if it or any Person who is performing any such activities is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of EOS’s Knowledge, is threatened, relating to the debarment or conviction of EOS, any of its Affiliates or any other Person performing such activities.
               11.3.3 Right to Grant Licenses. EOS Controls the Patents listed on Exhibit A and is entitled to grant the licenses granted to Licensee herein.
               11.3.4 No Encumbrances. All materials and documentation transferred to Licensee by EOS pursuant to Section 3.2 will be conveyed free from any lawful security interest, lien or encumbrance.
          11.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE XII
INDEMNITY
          12.1 Indemnification of EOS. Licensee shall indemnify EOS, its Affiliates and their respective directors, officers, employees, licensors and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of any term of this Agreement or any Development Agreement; (b) any gross negligence or willful misconduct on the part of Licensee or any other Person in performing Licensee’s obligations under this Agreement or under any Development Agreement; (c) the Development, Manufacture, Commercialization or other Exploitation by or on behalf of Licensee or any of its Affiliates, Sublicensees or Distributors of the Licensed Product on or after the Effective Date; or (d) the Development, Manufacture, Commercialization or other Exploitation by or on behalf of Licensee or any of its Affiliates, Sublicensees or Distributors of the Licensed Product prior to the Effective Date, in each case except for those Losses which EOS has an obligation to indemnify Licensee pursuant to Section 12.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however, that Licensee shall not be obligated to indemnify EOS for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of EOS or any other Person entitled to indemnification pursuant to Section 12.2.
          12.2 Indemnification of Licensee. EOS shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by EOS of any term of this Agreement or any Development Agreement; (b) any gross negligence or willful misconduct on the part of EOS or any other Person in performing EOS’s obligations under this Agreement or any Development Agreement; or (c) the Development, Manufacture, Commercialization or other Exploitation by EOS or any of its Affiliates of the Licensed Product on or after the Effective Date pursuant to Section 13.8, in each case except for those Losses for which Licensee has an obligation to indemnify EOS pursuant to Section 12.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that EOS shall not be obligated to indemnify Licensee for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of Licensee or any other Person entitled to indemnification pursuant to Section 12.1.
          12.3 Notice of Claim. All indemnification claims of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 12.1 or 12.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received with respect to any Losses and Third Party Claims.
          12.4 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party with respect to the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.1, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.
               12.4.1 Right to Participate in Defense. Without limiting Section 12.4, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.
               12.4.2 Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to any other Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim; provided the indemnifying Party obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any Losses incurred in connection with any settlement or other disposition of any Third Party Claim by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.

               12.4.3 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Person entitled to indemnification under Section 12.1, in the case of EOS as the Indemnified Party, or Section 12.2, in the case of Licensee as the Indemnified Party, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
               12.4.4 Expenses. Except as provided above, any costs and expenses reimbursable by the indemnifying Party pursuant to this Section 12, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
          12.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR WITH RESPECT TO LICENSEE, ITS SUBLICENSEES OR DISTRIBUTORS), OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 12.1 OR 12.2, NO PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, MILESTONES OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT UNDER THIS AGREEMENT, (b) THE PRACTICE OF THE EOS TECHNOLOGY OR THE LICENSEE TECHNOLOGY, (c) THE USE OF, OR REFERENCE TO, ANY REGULATORY DOCUMENTATION OR (d) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.
          12.6 Insurance. Each Party shall have and maintain such types and amounts of liability insurance covering the Manufacture, use and sale of the Licensed Product as is normal and customary in the medical device industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. The Parties acknowledge that a self insured retention or the like is sufficient to fulfill a Party’s obligations under this Section 12.6.
ARTICLE XIII
TERM AND TERMINATION
          13.1 Term. This Agreement shall take effect upon the Effective Date and shall continue in each country in the Territory until such time as Licensee no longer owes

EOS any royalty payments under this Agreement with respect to such country, unless earlier terminated by mutual agreement of the Parties or otherwise in accordance with this Article XIII.
          13.2 Termination for Material Breach. In the event that either Party (the “Breaching Party”) shall be in default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in its entirety upon sixty (60) days’ (or in the case of a payment default, ten (10) days’) prior written notice (the “Notice Period”) to the Breaching Party, specifying the breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach during the Notice Period. Without limitation of the generality of the foregoing, the Parties acknowledge and agree that a default by Licensee of any of its obligations under Section 2.1.2 shall constitute a material breach of this Agreement.
          13.3 Other Termination by EOS.
               13.3.1 In the event that the aggregate cumulative number of units of Licensed Product Systems sold by or on behalf of Licensee pursuant to this Agreement by the later of the fifth (5th) anniversary of the First Commercial Sale of Licensed Product and January 1, 2013 is fewer than twenty-five hundred (2,500) units, EOS may terminate this Agreement upon thirty (30) days’ written notice to Licensee.
               13.3.2 In the event that Licensee or any of its Affiliates, Sublicensees or Distributors, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a EOS Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder, EOS shall have the right to immediately terminate this Agreement, including the rights of any Affiliates, Sublicensees or Distributors, by written notice to Licensee.
          13.4 Other Termination by Licensee In the event that it turns out that (a) the Core Patents are finally adjudicated by a court of competent jurisdiction to be invalid, unenforceable or otherwise not patentable, (b) a Third Party Develops, Manufactures or Exploits a product which is a work-around of the EOS Technology, or (c) Licensee may not successfully Exploit or market any Licensed Products because Licensee reasonably concludes from conducting scientific studies that the EOS Technology is inefficient in detecting occlusal decay, smooth virgin surface decay or interproximal decay, Licensee shall have the right to immediately terminate this Agreement by written notice to EOS.
          13.5 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.
          13.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or EOS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
          13.7 Consequences of Expiration of Term. Upon any expiration of this Agreement under Section 13.1, EOS shall grant to Licensee as of the effective date of such expiration a sole and exclusive (including with respect to EOS and its Affiliates), perpetual, irrevocable, worldwide, royalty-free license, under the EOS Technology, to the extent incorporated in any Licensed Product, or used in the Manufacture of any Licensed Product, to Exploit any and all Licensed Products. Upon such expiration, Licensee shall retain any and all rights, title and interest to any (i) Incorporating Patents, Next Generation Patents, or Improvements (to the extent Licensee is entitled thereto under Section 7.1.2), (ii) all Regulatory Approvals, Regulatory Documentation and Trademarks.
          13.8 Consequences of Termination.
               13.8.1 Assignment to EOS. Upon any termination of this Agreement, other than a termination by Licensee for a material breach by EOS under Section 13.2, for other reason under Section 13.4 or for insolvency of EOS under Section 13.5, Licensee shall without any further consideration transfer and assign, and cause its Affiliates and Sublicensees to transfer and assign to EOS without further compensation therefor, all of its and their respective right, title and interest, if any, in and to any and all Licensee Technology (to the extent relating specifically to the Licensed Products), Regulatory Approvals, Regulatory Documentation, and any Trademarks used in the Commercialization of the Licensed Product in the Territory (other than the Corporate Names of Licensee). Notwithstanding the foregoing, Licensee shall retain, and shall not be obligated to transfer to EOS under this Section 13.8.1, any or all rights, title and interest to any (i) Incorporating Patents, Next Generation Patents, or Improvements (to the extent Licensee is entitled thereto under Section 7.1.2), or (ii) Regulatory Approvals, Regulatory Documentation and Trademarks related solely to any Incorporating Products, Next Generation Products, or Improvements (to the extent Licensee is entitled to such Improvement under Section 7.1.2). In connection with any and all transfers and assignments contemplated by this Section 13.8.1,

Licensee shall execute and deliver, and shall cause its Affiliates and Sublicensees to execute and deliver such instruments and take such actions as may be necessary or desirable to effect such transfers and assignments.
               13.8.2 Non-Exclusive License to EOS. Upon any termination of this Agreement, other than a termination by Licensee for a material breach by EOS under Section 13.2, for other reason under Section 13.4 or for insolvency of EOS under Section 13.5, Licensee shall grant to EOS as of the effective date of such termination a sole and non-exclusive (including with respect to Licensee and its Affiliates, Sublicensees and Distributors), perpetual, irrevocable, worldwide, royalty-free license, but not with the right to grant sublicenses (through multiple tiers of sublicensees), under the Licensee Technology (other than any Licensee Technology assigned to EOS pursuant to Section 13.8.1), to the extent incorporated in any Licensed Product or used in the Manufacture of any Licensed Product, to Exploit any and all Licensed Products. Notwithstanding the foregoing, Licensee shall retain, and shall not be obligated to transfer to EOS under this Section 13.8.1, any or all rights, title and interest to any (i) Incorporating Patents, Next Generation Patents, or Improvements (to the extent Licensee is entitled thereto under Section 7.1.2), or (ii) Regulatory Approvals, Regulatory Documentation and Trademarks related solely to any Incorporating Products, Next Generation Products, or Improvements (to the extent Licensee is entitled to such Improvement under Section 7.1.2).
               13.8.3 Transfer of Materials. Upon any termination of this Agreement, Licensee shall cooperate with EOS in transferring to EOS or a Third Party, as EOS may direct, within sixty (60) days of the termination hereof, all data, files and other materials that are assigned to EOS pursuant to Section 13.8.1 or licensed to EOS pursuant to Section 13.8.2, in each case if applicable, and all Confidential Information of EOS, except that Licensee may retain one copy of such data, files or materials, to the extent that Licensee requires such data, files and materials for the purpose of performing any obligations under this Agreement that may survive such termination.
               13.8.4 Assistance. In the event of any termination of this Agreement, other than a termination by Licensee for a material breach by EOS under Section 13.2, for other reason under Section 13.4, or for insolvency of EOS under Section 13.5, Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, at the request of EOS, provide EOS with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any Development and Commercialization of the Licensed Product, including any ongoing clinical studies with respect to the Licensed Product, to EOS or its designee so as to minimize any disruption of such activities, including the assignment of any contracts with respect thereto, in each case that is the subject of such obligation. In performing its obligations under this Section 13.8.4, Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to, cooperate with EOS (at Licensee’s expense) to effect such transfers and assignments in an orderly fashion and shall provide to EOS or its designee any copies of relevant documents and rights of reference or access necessary to allow EOS to Exploit the Licensed Product and any Improvements thereto.
               13.8.5 Ceasing Exploitation of Licensed Product. Upon termination of this Agreement, other than a termination by Licensee for a material breach by EOS under Section 13.2, for other reason under Section 13.4 or for insolvency of EOS under Section 13.5, Licensee shall, and shall cause its Affiliates, Sublicensees and Distributors to cease all Exploitation of the Licensed Product in the Territory as of the date of such termination (other than such Exploitation as is permitted pursuant to Section 13.8.6). Within thirty (30) days of the effective date of such termination (or in the case of termination by Licensee pursuant to Section 14.2, of the last day on which Licensee has the right to dispose of Licensed Products (excluding any Incorporating Products) pursuant to Section 13.8.6, Licensee shall destroy or return to EOS (at EOS’s election), any and all unsold quantities of the Licensed Product. EOS will reimburse Licensee its cost for any Licensed Products destroyed or returned to EOS under this Section 13.8.5.
               13.8.6 Sale of Inventory. Upon termination of this Agreement by Licensee under Section 13.2, Licensee shall have the right for six (6) months after the effective date of such termination to dispose of all Licensed Product then in its inventory, as though this Agreement had not terminated. For the avoidance of doubt, Licensee shall continue to make payments in connection with any such disposal as provided in Article VII.
               13.8.7 Incorporating Products. After the period of time for the sale of inventory expires pursuant to Section 13.8.6, Licensee agrees to cease the Manufacture, Development and Exploitation of any Incorporating Products.
               13.8.8 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies which may otherwise be available in law or equity.
               13.8.9 Payment Obligation by Licensee Upon termination of this Agreement by the Licensee (i) prior to July 1, 2009 Licensee shall have no obligation to invest further development cost in accordance with Section 2.1.2 and (ii) at any time, Licensee shall have an unconditional obligation to pay to EOS any amounts not yet paid under Section 6.1, in accordance with its terms. Any amounts invested pursuant to Section 2.1.2 or any payments to EOS pursuant to Article VI by Licensee through the effective date of any such termination are non-refundable.
          13.9 Change of Control Buy-Out Right. EOS shall notify Licensee within ten (10) days of its receipt of any bona fide offer which would result in a Change of Control of EOS (“Notice Date”). Licensee shall notify EOS within ten (10) days after the Notice Date whether Licensee wishes to purchase the EOS Technology (other than the Additional Patents) from EOS. In the event Licensee so notifies EOS, the Parties agree to negotiate the terms and conditions of such acquisition in good faith. The purchase price with respect to the sale of such EOS Technology to Licensee shall be determined by mutual agreement of the Parties based on a value equal to two times the trailing twelve (12) month royalty payments paid to EOS pursuant to Section 6.2 herein. EOS may not consummate such transaction for which notices was provided while such negotiations are pending. In the event that the Parties are unable to agree in principle on mutually acceptable, material terms and conditions of such acquisition (specifically including the proposed purchase price thereof) within thirty (30) days after the Notice Date, EOS shall no longer be obligated to negotiate with Licensee pursuant to this Section 13.9 and may consummate the Change of Control.
          13.10 Accrued Rights; Surviving Obligations.
               13.10.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

               13.10.2 Survival. Without limiting the foregoing, Sections 2.1.5, 2.2.4, 5.3.3, 6.9, 6.10, 6.11, 7.1, 10.1, 10.2, 10.3, 12.1, 12.2, 12.3, 12.4, 12.5, 13.6, 13.7, 13.8, 13.10, 14.5, 14.6, 14.7, and 14.10 shall survive the termination or expiration of this Agreement for any reason.
ARTICLE XIV
MISCELLANEOUS
          14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such force majeure event lasts for more than ninety (90) days, such other Party shall have the right to terminate this Agreement upon sixty (60) days’ written notice to the non-performing Party.
          14.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
          14.3 Assignment. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder without the prior written consent of the other Party; provided, however, that such consent shall not be unreasonably withheld or delayed with respect to assignment of this Agreement by a Party to an Affiliate, or to a successor entity or Third Party Acquirer in the event of a Change of Control. In the event of an assignment to an Affiliate of a Party, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. In the event that a Party assigns this Agreement to a successor entity or Third Party Acquirer in the event of a Change of Control, the assignee or transferee shall assume all obligations of the assignor Party hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of EOS or Licensee, as the case may be.

          14.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
          14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
          14.6 Dispute Resolution.
               14.6.1 General. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Chief Executive Officer of EOS and the Chief Executive Officer of Licensee who shall confer in order to resolve such Dispute. Any final decision mutually agreed to by such representatives shall be conclusive and binding on the Parties. Except as provided in Section 14.6.2, if such officers are not able to agree on the resolution of an issue within thirty (30) days after such issue was first referred to them, then either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 14.6.3 to the extent that the Dispute relates to or arises out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement.
               14.6.2 Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent or Intellectual Property Rights, and such Dispute cannot be resolved in accordance with Section 14.6.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 14.6.3 and instead, either Party may initiate litigation in a court of competent jurisdiction in the country in which such rights apply.
               14.6.3 Arbitration. Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in New York, New York. Any arbitration under this Agreement shall be administered under the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “Arbitration Rules”). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered against the applicable Party by any court having jurisdiction over such Party’s other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. Each Party hereby waive the right to contest any award pursuant to this Section 14.6.3 in any court or other forum. Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties.
               14.6.4 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, if necessary to protect the interests of such Party, from any court of competent jurisdiction. This Section 14.6.4 shall be specifically enforceable.
          14.7 Notices.
               14.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be given in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.7. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 14.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
               14.7.2 Address for Notice.
If to Licensee, to:
KaVo Dental GmbH
Bismarckring 39
D-88400 Biberach an der Riss
Attention: Chief Executive Officer
Facsimile:

with a copy to:
Interdent Holding SA
Steinbruchstrasse 11
CH-5200 Brugg
Attention: Dr. Hans Bättig
Facsimile: 0041 56 460 78 89
If to EOS, to:
Electro-Optical Sciences, Inc.
3 West Main Street, Suite 201
Irvington, New York
Attention: Chief Executive Officer
with copies to:
Covington & Burling
One Front Street, 35th Floor
San Francisco, California 94111
Facsimile: (415) 591-6091
          14.8 Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except such representations and warranties as are specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
          14.9 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
          14.10 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Article X are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Article X may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Article X, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
          14.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
          14.12 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
          14.13 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
          14.14 Relationship of the Parties. It is expressly agreed that EOS and Licensee shall each be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither EOS, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
          14.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signature.
          14.16 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

          14.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

ELECTRO-OPTICAL SCIENCES, INC.			KAVO DENTAL GMBH

By:	/s/ Joseph V. Gulfo	By:	/s/ Christoph Gusenleitner

Name:	Joseph V. Gulfo	Name:	Christoph Gusenleitner

Title:	President & Chief Executive Officer	Title:	President Emea

		By:	/s/ Michael Eidenschinck

		Name:	Michael Eidenschinck

		Title:	Business Unit Director Hightech

List of Exhibits

Exhibit A	EOS Patents
Exhibit B	Existing Product Line
Exhibit C	Licensed Trademarks
Exhibit D	Transferred Manufacturing-Related Materials and Documentation
Exhibit E	Press Release

Exhibit A
EOS Patents
U.S. Patents, Issue Fee Paid:

Patent	Issue		Application		Docket
Number	Date	Title	No.	Date Filed	No.	Description
6,201,880	13-Mar-01	Method and Apparatus for Electronically Imaging a Tooth Through Transillumination by Light	08 / 778,001	12/31/1996	EOS-003	Basic DIFOTI patent, provides repeatability (in several senses)

6,282,359	28-Aug-01	Injection Molded Light Pipe	09 / 467,344	12/20/1999	999-024	For DIFOTI mouthpieces

6,341,957	29-Jan-02	Method of Transillumination Imaging of Teeth	09 / 722,248	11/24/2000	900-019	Elastomeric positioner

6,672,868	6-Jan-04	Method of Transillumination Imaging of Teeth	09 / 991,897	11/23/2001	901-002	Light blocking (occlusal)

6,714,657	30-Mar-04	Apparatus for Holding Optical Instruments in a Reproducible Position with Respect to Teeth	09 / 467,345	12/20/1999	999-021	Generalizes “prong” concepts of DIFOTI
U.S. Patent Applications Currently Pending:

	Application		Docket
Title	No.	Date Filed	No.	Description
Method of Transillumination of Teeth	11 / 199,568 60 / 601,035	8/8/05 8/12/04	904-011 904-011 (prov)	Source for DIFOTI USB 2.0
International Patents Issued and Pending:

Patent	Issue		Application		Docket
Number	Date	Title	No.	Date Filed	No.	Description
		Method and Apparatus for Electronically Imaging a Tooth Through Transillumination by Light	PCT/US97/23953	31-Dec-97	EOS-003/PCT	Patent Cooperation Treaty counterpart to basic U.S. DIFOTI patent

0 950 228	19-May-04	Apparatus for Electronically Imaging a Tooth Through Transillumination by Light**	97953471.6	31-Dec-97	EOS-003/EP; FMS-11281, E1501-WO-EP	European Patent Organi- sation counterpart (DIFOTI apparatus claims)

697 29 216.9-08	19-May-04	Geraet zum Elektronischen Darstellen eines Zahnes durch Transillumination durch Licht	97953471.6	31-Dec-97	EOS-003/DE E1501-WO-EP-DE	DE=Deutschland; German national filing of above

Patent	Issue		Application		Docket
Number	Date	Title	No.	Date Filed	No.	Description
0 950 228	19-May-04	Apparatus for Electronically Imaging a Tooth Through Transillumination by Light	97953471.6	31-Dec-97	EOS-003/GB	GB=Great Britain; UK national filing of above

		Apparatus for the Transillumination Imaging of Teeth***	PCT/US01/42966	20-Nov-01	900-019/PCT	Elastomeric positioner for DIFOTI mouthpieces

		Apparatus for the Transillumination Imaging of Teeth	01986985.8	as of 20-Nov-01	900-019/EP; FMS-12371	European Patent Organi-sation counterpart (DIFOTI elastomeric claims)

		Method of Transillumination of Teeth	PCT/US05/28465	10-Aug-05	904-011/PCT	Patent Cooperation Treaty counterpart to U.S. Pat. Appl. No. 11/199,568

**	German: Geraet zum Elektronischen Darstellen eines Zahnes durch Transillumination durch Licht

French: Appareil permettant de visualiser electroniquement une dent par transillumination

***	German: Vorrichtung fuer die Transilluminationsabbildung von Zaehnen

Exhibit B
Existing Product Line
1. DIFOTI System 19100 (Old DIFOTI)
2. DIFOTI USB System
3. DIFOTI Adult Proximal Mouthpiece 12005
4. DIFOTI Pediatric Mouthpiece 12105
5. DIFOTI Occlusal Mouthpiece 12205
6. DIFOTI Replacement Lamp 10101
7. DIFOTI Control Box Cable
8. DIFOTI Foot Pedal 15001

Exhibit C
Licensed Trademarks
Trademarks on the Principal Register of the U.S. Patent and Trademark Office

					Date of First
Registration	Reg.	Registered			Use in
No.	Date	Trademark	Application S/N	Date Filed	Commerce	Description
2355483	6-Jun-00	DIFOTI	75043465	1/16/1996	12/16/1999	electro-optical apparatus to diagnose dental conditions

Exhibit D
Transferred Manufacturing-Related Materials and Documentation
1. DIFOTI Mechanical Drawings for DIFOTI System 19100
2. DIFOTI Mechanical Drawings for DIFOTI USB System
3. DIFOTI Assembly Procedures
4. Production Drawings
5. Testing Drawings
6. Electronics Drawings
7. Q.C. Documents